UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2012
CALGON CARBON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 717, Pittsburgh, PA 15230-0717	15230-0717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 787-6700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 21, 2012, the Board of Directors of Calgon Carbon Corporation (the “Company”) appointed Randall S. Dearth as President and Chief Executive Officer of the Company.  Mr. Dearth will take office on August 1, 2012.  The Board of Directors also appointed Seth E. Schofield as Chairman of the Board of Directors of the Company to be effective on August 1, 2012, as well.

As previously announced on the Current Report on Form 8-K dated May 15, 2012, John S. Stanik informed the Company that he was retiring as Chairman, President and Chief Executive Officer effective upon the hiring of his replacements.  As a result, he will retire as of the end of business on July 31, 2012.  Mr. Stanik shall resign from the Board of Directors effective July 31, 2012, as well.

Mr. Dearth, age 48, was the President and Chief Executive Officer of LANXESS Corporation, a chemicals manufacturer, from 2004 until his resignation to take this employment with the Company.  Prior thereto, he was President and Chief Executive Officer of Bayer Chemicals Corp., a chemicals manufacturer.  Mr. Dearth has also been a director of the Company since November 2007.

Mr. Dearth will remain a director of the Company but will no longer be considered to be an independent director and, effective immediately, has resigned from his positions on each of the Audit and Compensation Committees of the Board of Directors.

There are no arrangements or understandings between Mr. Dearth and any other person(s) pursuant to which Mr. Dearth was selected as President and Chief Executive Officer, which would be required to be disclosed pursuant to Item 401(b) of Regulation S-K (17 CFR 229.401(b)).  There is no “family relationship” as that term is defined in Item 401(d) of Regulation S-K (17 CFR 229.401(d)) between Mr. Dearth and any other director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.   In addition, neither Mr. Dearth nor any of his immediate family members has entered into any related party transactions with the Company since the beginning of the Company’s last fiscal year of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K (17 CFR 229.404(a)), except that, in 2011, the Company made sales to LANXESS Corporation and its affiliates in the aggregate amount of $135,697 (as previously disclosed in the Company’s Proxy Statement).  Mr. Dearth was then the President and Chief Executive Officer of LANXESS.  Mr. Dearth does not believe that he had a material interest in those sales transactions and, in any event, his relationship with LANXESS Corporation ends with his employment with the Company.

A copy of the Company’s Press Release with respect to the appointment of Messrs. Dearth and Schofield is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Company has entered into three arrangements with Mr. Dearth of the type required to be disclosed pursuant to Item 5.02(c)(3) of this Form 8-K.

First, the Company has presented Mr. Dearth with, and he has accepted, a letter, dated June 26, 2012, offering him the positions described above (the “Offer Letter”).  The Offer Letter indicates that Mr. Dearth will be paid a base salary of $500,000 per year and will be eligible for participation in the Company’s short-term incentive and long-term incentive programs offered to senior executives as determined from time to time by the Company’s Compensation Committee. The Offer Letter also indicates that Mr. Dearth will participate in the Company’s comprehensive benefit program as in place from time to time and outlines the current benefits including medical/dental/vision insurance, life insurance, accidental death and dismemberment insurance, long term disability insurance and participation in the Company’s retirement savings program.  Finally, the Offer Letter indicates that Mr. Dearth will be eligible for two weeks of vacation in 2012 and five weeks of vacation per year starting in 2013. In addition, the Offer Letter states that when he begins work, he will receive a grant of options to acquire 50,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant as well as a grant of 15,000 shares of restricted stock which will all vest in one single installment on the third anniversary of the date Mr. Dearth begins work.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full and complete text of the Offer Letter, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Company and Mr. Dearth have also entered into a letter agreement, dated June 26, 2012, with respect to the treatment of his Board committee positions and his prior director compensation (the “Director Compensation Letter”).  Pursuant to the Director Compensation Letter, Mr. Dearth has immediately resigned from each of the Board’s Compensation and Audit Committees.  He also acknowledged that before he takes office on August 1, 2012, he will pay the Company the sum of $43,125, which is equal to a portion of the non-employee director retainer paid to him in 2012 pro-rated to the time during the year that he will be an employee and not a non-employee director.

The foregoing description of the Director Compensation Letter is qualified in its entirety by reference to the full and complete text of the Director Compensation Letter, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

The Company and Mr. Dearth have also entered into an Employment Agreement to be effective as of August 1, 2012 (the “Employment Agreement”).  The general terms of the Employment Agreement are as follows:

Term and Compensation.  Pursuant to the terms of the Employment Agreement, Mr. Dearth  is entitled to receive at least the base salary of $500,000 and he is entitled to participate in all welfare, cash incentive, equity incentive, savings and retirement and other employee benefit plans, practices, policies, and programs applicable generally to other senior executives of the Company. The Employment Agreement will be effective on August 1, 2012 and has a stated term through December 31, 2015 and may be terminated either with or without cause by the Company or terminated by Mr. Dearth under certain specified circumstances (Good Reason, which is defined in the Employment Agreement).

Severance.  If Mr. Dearth’s employment is terminated without Cause (as defined in the Employment Agreement) or if he resigns with Good Reason, the Company is required to provide Mr. Dearth any amounts of compensation earned through the termination date and twenty-four (24) months of severance of Mr. Dearth’s then base salary and a lump sum payment (paid six months after termination) of two (2) times the current "target" amount of any cash bonus or short term cash incentive plan in effect for Mr. Dearth for the calendar year in which the termination of employment occurs (the current "target" amount of any cash bonus or short term cash incentive plan in effect for Mr. Dearth for the calendar year in which the termination of employment occurs being the "Bonus Amount"). Any of Mr. Dearth’s applicable health and welfare benefits, including health and dental and life insurance benefits (but not including additional stock or option grants) that Mr. Dearth was receiving prior to termination would continue and be maintained by the Company at the Company's expense on a monthly basis for a period equal to the Severance Period (as defined in the Employment Agreement) or until such time as Mr. Dearth is employed by another employer and is provided health and welfare benefits at least equal in the aggregate to the health and welfare benefits provided at the time of termination by the Company.

Change of Control Severance.  In the event of a Covered Change of Control Termination (as defined in the Employment Agreement), then instead of any other severance benefits payable to Mr. Dearth, he would receive: (i) a lump sum payment equal to the sum of: (A) three (3) years of Mr. Dearth’s then current base salary, (B) three (3) times the Bonus Amount, and (C) the aggregate amount of contributions that would be credited to Mr. Dearth under the Company's 401(k) plan for the three (3) years following the effective date of termination in connection with (a) the Company's fixed contribution to the plan (currently 3%), (b) the Company's performance-based contribution to the plan (currently between 0% and 4%), assuming that the applicable rate of performance-based contributions during such period were to equal the average rate of performance-based contributions under the plan for the three years immediately prior to the effective date of termination and (c) the Company's matching contributions of employee contributions to the plan at the then current rate of matching contributions, assuming that Mr. Dearth were to continue to participate in the plan and to make the maximum permissible contribution thereunder for the three (3) year period; (ii) his normal health and welfare benefits (but not including additional stock or option grants) on a monthly basis during the three (3) year period following the occurrence of a Change of Control (as defined in the Employment Agreement), including health and dental and life insurance benefits he was receiving prior to the Change of Control (subject to any limits imposed under Section 409A of the Internal Revenue Code) and (iii) all stock options and stock appreciation rights previously granted Mr. Dearth by the Company, and shall be fully vested in all restricted stock, stock units and similar stock-based or incentive awards (assuming "maximum" satisfaction of any applicable performance conditions) previously granted to Mr. Dearth by the Company, regardless of any deferred vesting or deferred exercise provisions of such arrangements; provided, however, that the payment of restricted units shall not be accelerated except as provided in the award agreement under which they were granted. The change of control severance payments are payable on the first day following the six (6) month anniversary of the date of the Covered Change of Control Termination (as defined in the Employment Agreement). Severance Payments (as defined in the Employment Agreement) are not required to be "grossed up" for the effect of any excise taxes that might be due under Section 280G, 4999 or 409A of the Internal Revenue Code.

The Employment Agreement requires Mr. Dearth to comply with confidentiality, non-compete and non-solicitation covenants.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full and complete text of the Employment Agreement, which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description

10.1	Offer Letter, dated June 26, 2012, by and between Calgon Carbon Corporation and Randall S. Dearth.

10.2	Director Compensation Letter, dated June 26, 2012, by and between Calgon Carbon Corporation and Randall S. Dearth.

10.3	Employment Agreement, to be effective August 1, 2012, by and between Calgon Carbon Corporation and Randall S. Dearth.

99.1	Calgon Carbon Corporation Press Release dated June 27, 2012 regarding the appointment of Randall S. Dearth as President and Chief Executive Officer and Seth E. Schofield as independent Chairman.

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALGON CARBON CORPORATION (Registrant)

Date: June 27, 2012	/s/ Richard D. Rose
(Signature)
Richard D. Rose Senior Vice President, General Counsel and Secretary